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EXHIBIT 5

2000 NONEMPLOYEE DIRECTOR STOCK OPTION PLAN
of
LIBERTY LIVEWIRE CORPORATION

    1.  Purpose of the Plan. This Nonemployee Director Stock Option Plan (the "Plan") is intended as an incentive to retain and attract persons of training, experience and ability to serve as independent directors on the Board of Directors of Liberty Livewire Corporation, a Delaware corporation (the "Company"), to encourage the sense of proprietorship of such persons and to stimulate the active interest of such persons in the development and financial success of the Company. Capitalized terms used herein and not otherwise defined are used as defined in Paragraph 16 hereof.

    2.  Effective Date. This Plan shall be effective as of the date (the "Effective Date") it was approved by the Board of Directors of the Company; provided however, that all options granted pursuant to this Plan are subject to the approval of the Plan by the stockholders of the Company.

    3.  Designation of Participants; Automatic Grant of Options. Each director of the Company who is not an employee of the Company or any Subsidiary (as hereinafter defined) of the Company, and who is not an employee of any Liberty Entity (any such director being hereinafter referred to as a "Nonemployee Director") shall be granted Options as described hereunder. Each Nonemployee Director who is a director as of the Effective Date shall automatically be granted Options to purchase 15,000 shares of the Class A Common Stock, par value $.01 per share, of the Company (the "Common Stock") at the Effective Date. Thereafter, each individual who becomes a Nonemployee Director shall automatically be granted Options to purchase 15,000 shares of Common Stock (subject to adjustment as provided in Paragraph 10) on the date such person first becomes a Nonemployee Director. Notwithstanding the foregoing, in the case of any grant of Options made on a date subsequent to the Effective Date, such grant shall only be made if the number of shares then subject to future grant under this Plan is sufficient to make all automatic grants required to be made pursuant to this Plan on such date of grant. All options granted pursuant to this Plan (the "Options") shall be nonqualified options within the meaning of Section 83 of the Internal Revenue Code of 1986, as amended (the "Code").

    4.  Option Agreement. Each Option granted hereunder shall be embodied in a written option agreement ("Option Agreement"), which shall be subject to the terms and conditions set forth above and shall be signed by the Optionee (as hereinafter defined) and by the Chief Executive Officer, the Chief Operating Officer, or any Vice President of the Company for and on behalf of the Company.

    5.  Common Stock Reserved for the Plan. Subject to adjustment as provided in Paragraph 10 hereof, a total of 150,000 shares of Common Stock shall be reserved for issuance upon the exercise of Options granted pursuant to this Plan. The Board of Directors and the appropriate officers of the Company shall from time to time take whatever actions are necessary to execute, acknowledge, file and deliver any documents required to be filed with or delivered to any governmental authority or any stock exchange or transaction reporting system on which shares of Common Stock are listed or quoted in order to make shares of Common Stock available for issuance to an Optionee pursuant to this Plan. Common Stock subject to Options that are forfeited or terminated or expire unexercised shall immediately become re-available for the granting of Options hereunder, to the extent that such forfeited, terminated or expired Options were unexercised at the time of such forfeiture, termination or expiration and did not otherwise result in the issuance of any shares of Common Stock to the Optionee or any other person.

    6.  Option Price. The purchase price of each share of Common Stock that is subject to an Option granted pursuant to this Plan shall be the Fair Market Value (as defined in Paragraph 16(h)) of such share of Common Stock on the date the Option is granted.

    7.  Option Period. Each Option granted pursuant to this Plan shall terminate and be of no force and effect with respect to any shares of Common Stock not purchased by the Optionee on the earliest to occur of the following: (a) 11:59 p.m., New York City time, on the day that immediately precedes the tenth anniversary of the date upon which the Option is granted; (b) 11:59 p.m., New York City time, on the first business day following the expiration of the one-year period beginning on the date the Optionee ceases to be a Director for any reason (including, but not limited to, by reason of death or disability) other than voluntary termination or removal for Cause (as hereinafter defined); (c) 11:59 p.m., New York City time, on the first business day following the expiration of the three-month period beginning on the date the Optionee voluntarily terminates his service as a Director; or (d) immediately upon any removal of a Director for Cause (as hereinafter defined).

    8.  Exercise of Options.

    (a) Options granted pursuant to this Plan shall be exercisable, on a cumulative basis, as follows:

    i.
    From and after the first anniversary of the Grant Date, the Option shall be exercisable as to 20% of the number of shares of Common Stock initially subject to such Option;

    ii.
    From and after the second anniversary of the Grant Date, the Option shall be exercisable as to 40% of the number of shares of Common Stock initially subject to such Option;

    iii.
    From and after the third anniversary of the Grant Date, the Option shall be exercisable as to 60% of the number of shares of Common Stock initially subject to such Option;

    iv.
    From and after the fourth anniversary of the Grant Date, the Option shall be exercisable as to 80% of the number of shares of Common Stock initially subject to such Option; and

    v.
    From and after the fifth anniversary of the Grant Date, the Option shall be exercisable as to 100% of the number of shares of Common Stock initially subject to such Option.

    (b) An Option may be exercised solely by the Optionee during his lifetime or after his death by the person or persons entitled thereto under his will or the laws of descent and distribution, subject to any enforceable provisions of a QDRO as defined in Section 9 below.

    (c) If, absent the occurrence of a Change of Control, an Optionee voluntarily ceases his service as a Director, an Option granted to such Optionee may be exercised only to the extent such Option was exercisable at the time he ceased to serve in such capacity.

    (d) If an Optionee ceases to serve as a Director for any reason (including, but not limited to, by reason of death or disability) other than voluntary termination or removal for Cause (as hereinafter defined), at a time when an Option granted hereunder is still in force and unexpired under the terms of Paragraph 7 hereof, the vesting and exercisability of each such unmatured Option shall be automatically accelerated to the date of termination. Such acceleration shall be effective as of immediately prior to the effective termination of Director status and each Option so accelerated shall be exercisable in full for so long as it is still in force and unexpired under the terms of Paragraph 7 hereof.

    (e) Upon the occurrence of a Change in Control, as defined in Paragraph 16, the vesting and exercisability of all Options previously granted and still in force and unexpired under the terms of Paragraph 7 hereof shall be automatically accelerated effective as of such Change in Control.

    (f)  The purchase price of the shares as to which an Option is exercised shall be paid in full at the time of the exercise. The method or methods of payment of the purchase price for the shares to be purchased upon exercise of an Option shall be as set forth in the applicable Agreement and may consist of the following:

    (i)
    cash,

    (ii)
    check,

    (iii)
    whole shares of Common Stock owned by such Optionee immediately prior to the exercise of such Option,

    (iv)
    promissory note,

    (v)
    the withholding of shares of Common Stock issuable upon such exercise of the Option,

    (vi)
    the delivery, together with such other documentation as the Company in its sole and absolute discretion shall require, of irrevocable instructions from the Optionee to a broker to (A) promptly sell or make a loan against the shares issuable upon exercise of the Option and (B) promptly deliver to the Company the amount of sale or loan proceeds required to pay the purchase price for such exercise,

    (vii)
    any combination of the foregoing methods of payment, or

    (viii)
    such other consideration and method of payment as may be permitted for the issuance of shares under the Delaware General Corporation Law.

The permitted method or methods of payment of the amounts payable upon exercise of an Option, if other than in cash, shall be set forth in the applicable Agreement and may be subject to such conditions and/or limitations as the Board of Directors deems appropriate. Without limiting the generality of the foregoing, if an Optionee is permitted to elect to have shares of Common Stock issuable upon exercise of an Option withheld to pay all or any part of the amounts payable in connection with such exercise, then the Board of Directors may reserve the discretion to approve or disapprove such election.. No holder of an Option shall be, or have any of the rights or privileges of, a stockholder of the Company in respect of any shares subject to any Option unless and until certificates evidencing such shares shall have been issued by the Company to such holder.

    9.  Assignability. No Option shall be assignable or otherwise transferable except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order ("QDRO") as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. Any attempted assignment of an Option in violation of this Paragraph 9 shall be null and void.

    10. Adjustments.

    (a) The existence of outstanding Options shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred stock or other debt or equity securities (whether or not such issue is prior to, on a parity with or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

    (b) If the Company subdivides its outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock dividend, stock split, reclassification or otherwise) or combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock (by reverse stock split, reclassification or otherwise), or if the Board of Directors determines that any stock dividend, extraordinary cash dividend, reclassification, recapitalization, reorganization, split-up, spin-off, combination, merger, consolidation, exchange of shares, warrants or rights offering to purchase

Common Stock, or other similar corporate event affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under this Plan, then the Board of Directors shall, in its sole discretion and in such manner as the Board of Directors may deem equitable and appropriate, make such adjustments to any or all of (i) the number and kind of shares reserved under this Plan, (ii) the number and kind of shares subject to any outstanding Options, and (iii) the exercise price with respect to any outstanding Options, provided, however, that the number of shares subject to any Option shall always be a whole number. The Board of Directors may, if deemed appropriate, provide for a cash payment to any Optionee in connection with any adjustment made pursuant to this Section 10(b). In the event of a corporate merger, consolidation, acquisition of property or stock, reorganization, liquidation or similar transaction, the Board of Directors shall be authorized to issue or assume stock options by means of substitution of new options for previously issued options or an assumption of previously issued options, or to make provision for the acceleration of the exercisability of, or lapse of restrictions with respect to, the termination of unexercised options in connection with such transaction.

    11. Purchase for Investment. Unless the Options and shares of Common Stock covered by this Plan have been registered under the Securities Act of 1933, as amended, each person exercising an Option under this Plan may be required by the Company to give a representation in writing in form and substance satisfactory to the Company to the effect that he is acquiring such shares for his own account for investment and not with a view to, or for sale in connection with, the distribution of such shares or any part thereof.

    12. Taxes. The Company may make such provisions as it may deem appropriate for the withholding of any taxes that it determines is required in connection with any Options granted to any Optionee hereunder. Federal, state and local withholding tax due upon any exercise of the Option may, in the discretion of the Board of Directors be paid in shares of Common Stock already owned by Optionee or through the withholding of shares otherwise issuable to Optionee, upon such terms and conditions as the Board of Directors shall determine. If Optionee shall fail to pay, or make arrangements satisfactory to the Board of Directors for the payment to the Company of all such federal, state and local taxes required to be withheld by the Company, then the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to Optionee an amount equal in value to any federal, state or local taxes of any kind required to be withheld by the Company with respect to any exercise of the Option.

    13. Amendments or Termination. The Board of Directors of the Company may amend, alter or discontinue this Plan, except that (a) no amendment or alteration that would impair the rights of any Optionee under any Option that he has been granted shall be made without his consent, (b) no amendment or alteration shall be effective prior to approval by the Company's stockholders to the extent such approval is then required pursuant to Rule 16b-3 (or any successor provision) under the Exchange Act in order to preserve the applicability of any exemption provided by such Rule to any Option then outstanding (unless the holder of such Option consents) or to the extent stockholder approval is otherwise required by applicable legal requirements, and (c) the Plan shall not be amended more than once every six months to the extent such limitation is required by Rule 16b-3 (or any successor provision) under the Exchange Act as then in effect.

    14. Government Regulations. This Plan, and the granting and exercise of Options hereunder, and the obligation of the Company to sell and deliver shares of Common Stock under such Options, shall be subject to all applicable laws, rules and regulations, and to such approvals on the part of any governmental agencies or national securities exchanges or transaction reporting systems as may be required.

    15. Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the

United States, shall be governed by and construed in accordance with the laws of the State of Delaware.

    16. Defined Terms. As used in this Plan, the following terms have the corresponding meanings:

    (a) "Affiliate" of a person or an Entity means any other person or Entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such person or Entity; provided, however, that prior to the Liberty Redemption neither AT&T Corp. nor any direct or indirect subsidiary of AT&T Corp., other than Liberty Media Corporation and its direct and indirect subsidiaries, shall be deemed to be an Affiliate of Liberty Media Corporation or any of its direct or indirect subsidiaries.

    (b) "Approved Transaction" means any transaction in which the Board of Directors (or, if approval of the Board of Directors is not required as a matter of law, the stockholders of the Company) shall approve (i) any consolidation or merger of the Company, or binding share exchange, pursuant to which shares of common stock of the Company would be changed or converted into or exchanged for cash, securities or other property, other than any such transaction in which the common stockholders of the Company immediately prior to such transaction have the same proportionate ownership of the common stock of, and voting power with respect to, the surviving corporation immediately after such transaction, (ii) any merger, consolidation or binding share exchange to which the Company is a party as a result of which the persons or Entities who are common stockholders of the Company immediately prior thereto shall have less than a majority of the combined voting power of the outstanding capital stock of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors immediately following such merger, consolidation or binding share exchange, (iii) the adoption of any plan or proposal for the liquidation or dissolution of the Company, or (iv) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company.

    (c) "Board Change" means, during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board cease for any reason to constitute a majority thereof unless the election, or the nomination for election, of each new director was approved by (i) Liberty or (ii) the vote of a majority of the directors then still in office who were directors at the beginning of the period (or whose nomination for election was so approved).

    (d) "Cause" means, with respect to any Person, any of the following: (i) engagement by such Person in illegal or other wrongful conduct substantially detrimental to the business or reputation of the Company or any of its Affiliates, (ii) such Person being charged with or convicted of a felony, or (iii) engagement by such Person in any fraud, embezzlement, misappropriation or similar conduct against the Company or any of its Affiliates.

    (e) "Change in Control" means the occurrence of any Approved Transaction, Board Change, or Control Purchase; provided, however, that notwithstanding anything herein to the contrary, neither the Liberty Redemption nor any transaction effected in connection with the Liberty Redemption (as determined by the Board of Directors in its sole discretion) shall constitute a "Change in Control" for any purposes of this Plan.

    (f)  "Control Purchase" means the occurrence of any transaction (or series of related transactions) in which

    (i)
    any "person" (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), or other person or Entity (other than the Company, any Subsidiary, any employee benefit plan sponsored by the Company or any Subsidiary, or any Liberty Entity) shall purchase any common stock of the Company (or securities convertible into common stock of the Company) pursuant to a tender offer or exchange offer (other than any such purchase that, alone and together with any other such purchase of common stock by such

      "person" or Entity, or any of its respective affiliates, represents less than 5% of the outstanding common stock or voting power of the Company), without the prior consent of the Board, or

    (ii)
    any person (as such term is so defined), or other person or Entity (other than the Company, any Subsidiary, any employee benefit plan sponsored by the Company or any Subsidiary, any Liberty Entity, or any Enumerated Person (as defined below)) shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Rule 13d-3(d) under the Exchange Act in the case of rights to acquire the Company's securities), other than in a transaction (or series of transactions) (1) to which any Liberty Entity is a party or (2) that is approved by the Board.

    (g) "Enumerated Person" means each of the Chairman of the Board of Liberty as of the Effective Date of this Plan and his respective family members, estates and heirs and any trust or other investment vehicle for the primary benefit of any of such Entities or persons or such persons' respective family members or heirs.

    (h) "Entity" means any partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity of any nature.

    (i)  "Fair Market Value" of a share of Common Stock on any day means the last sale price during regular trading hours (or, if no such last sale price is reported, the average of the high bid and low asked prices during regular trading hours) for a share of Common Stock on such day (or, if such day is not a trading day, on the next preceding trading day) as reported on The Nasdaq Stock Market, or, if not reported on The Nasdaq Stock Market, as quoted by the National Quotation Bureau Incorporated, or if Common Stock is listed on an exchange, on the principal exchange on which the Common Stock is listed. If for any day the Fair Market Value of a share of Common Stock is not determinable by any of the foregoing means (or if the Board of Directors determines for any purpose that the Fair Market Value of a share of Common Stock should be determined on an intra-day basis), then the Fair Market Value for such day (or at a given time on such day) shall be determined in good faith by the Board of Directors on the basis of such quotations and other considerations as the Committee deems appropriate.

    (j)  "family member" means, with respect to any natural person, the spouse, siblings and lineal descendants of such person.

    (k) "Liberty" means Liberty Media Corporation and any direct or indirect successor by merger, consolidation, binding share exchange, transfer or otherwise to all or substantially all of the assets of Liberty Media Corporation.

    (l)  "Liberty Entity" means (i) Liberty, (ii) any Affiliate of Liberty, or (iii) any employee benefit plan sponsored by Liberty or any Affiliate of Liberty.

    (m) "Liberty Redemption" means the proposed redemption of AT&T Corp. Liberty Media Group tracking stock in exchange for shares of Liberty common stock.

    (n) "Optionee" means any Nonemployee Director to whom Options are granted hereunder.

    (o) "Subsidiary" of the Company means any present or future subsidiary (as defined in Section 424(f) of the Code) of the Company or any Entity in which the Company owns directly or indirectly, 50% or more of the voting, capital or profits interests. An Entity shall be deemed a

Subsidiary of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained..

    17. Miscellaneous. The granting of any Option shall not impose upon the Company, the Board of Directors of the Company or any other directors of the Company any obligation to nominate any Optionee for election as a director, and the right of the stockholders of the Company to remove any person as a director of the Company shall not be diminished or affected by reason of the fact that an Option has been granted to such person.

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EXHIBIT 5
2000 NONEMPLOYEE DIRECTOR STOCK OPTION PLAN of LIBERTY LIVEWIRE CORPORATION